Exhibit 99.2

Empowerment & Inclusion Capital I Corp., the First Purpose-Driven SPAC Focused on Acquiring a Diverse or Inclusive Business, Sponsored by The PNC Financial Services Group, Inc. and Jefferies Financial Group Inc., Announces Closing of Upsized $276 Million Initial Public Offering

NEW YORK, NEW YORK, January 12, 2021 - Empowerment & Inclusion Capital I Corp. (NYSE: EPWR.U) (the “Company”) announced today the closing of its initial public offering of 27,600,000 units, including 3,600,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $276,000,000. The units began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPWR.U” on January 8, 2021. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of the Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and the warrants are expected to be listed on the NYSE under the symbols “EPWR” and “EPWR WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Company is a special-purpose acquisition company with the unique, purpose-driven mission to acquire a diverse-led business or a business focused on promoting an inclusive economy and society.

The Company is being sponsored by a subsidiary of The PNC Financial Services Group, Inc. (“PNC”) and Jefferies Financial Group Inc. (“Jefferies”), who will leverage their sourcing, structuring and execution capabilities to help Empowerment & Inclusion Capital identify and acquire a diverse or inclusive business and provide strategic advice in support of its ongoing growth and success to create shareholder value.

To share in that value creation, PNC and Jefferies intend to each donate all of their respective founders shares and warrants to initiatives supporting the economic empowerment and inclusion of underrepresented groups.

Former Congressman and Vice Chairman of PNC’s Corporate & Institutional Banking group Harold Ford Jr. serves as Chairman and Chief Executive Officer of the Company.

“We have assembled a highly diverse, experienced and connected management team and board that, along with our sponsors, will help drive our purpose-driven mission – to deliver significant shareholder value while also promoting racial equity and a shift to a more inclusive economy and society,” said Ford. “While our SPAC’s approach is traditional – find a great, well-run company and build enduring shareholder value – our mission is extraordinary: take all of the profits from our acquisition and invest them in initiatives supporting the economic empowerment and inclusion of underrepresented groups.”

Ford is joined by Virginia (Ginnie) Henkels, former Executive Vice President and Chief Financial Officer of Swift Transportation, who serves as Chief Financial Officer and Secretary, along with a diverse and experienced board comprised of Richard Bynum, Chief Corporate Responsibility Officer of PNC; Marjorie Rodgers Cheshire, President and COO of A&R Development; Laura Long, Deputy General Counsel, M&A of PNC; Stephanie Philips, former Partner at Arnold & Porter; Gagan Singh, Chief Investment Officer of PNC; Margaret (Peg) Smith, former Executive Vice President and Head of Investor Relations at Experian; Toni Townes-Whitley, President of U.S. Regulated Industries at Microsoft; and Andrea Zopp, incoming executive at Cleveland Avenue and former President and CEO of World Business Chicago.

Jefferies LLC and Siebert Williams Shank & Co., LLC acted as the joint bookrunning managers for the offering, and Academy Securities, Inc., Blaylock Van, LLC, C.L. King & Associates, Inc., Loop Capital Markets LLC and Samuel A Ramirez & Company, Inc. acted as joint bookrunners.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 1-877-821-7388 or by email at Prospectus_Department@Jefferies.com.

Registration statements relating to the securities became effective on January 7, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

More information about the Company, including a link to its SEC filing can be found here: https://www.empowermentandinclusion.com/.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of such filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

MEDIA:
Marcey Zwiebel
(412) 762-4550
media.relations@pnc.com

OTHER INQUIRIES:
(212) 468-8655